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                                                                     EXHIBIT 3-G

                             AMENDMENT TO BYLAWS OF
                             TECH DATA CORPORATION

         The Bylaws of TECH DATA CORPORATION are amended pursuant to resolution of the Board of Directors adopted on June 23, 1998 as follows:

                  1. Section B of Article III - Board of Directors shall be and hereby is amended to read as follows:

                                  ARTICLE III.

                               BOARD OF DIRECTORS

                  Section B. NUMBER, TENURE AND QUALIFICATIONS. The number of directors of the corporation shall be not less than one (1) nor more than thirteen (13). Each director shall hold office until such director's successor shall have been duly elected and shall have qualified, unless such director sooner dies, resigns or is removed by the stockholders at any annual or special meeting. It shall not be necessary for directors to be stockholders. All directors shall be natural persons who are 18 years of age or older.